SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

March 27, 2012

Evolving Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-24081	84-1010843
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9777 Pyramid Court, Suite 100, Englewood, Colorado	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 802-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02       Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 27, 2012, the Audit Committee of the Company’s Board of Directors, after discussions with the Company’s management and its independent registered public accounting firm, Grant Thornton, LLP, concluded that the financial statements for the quarters ended June 30, 2011 and September 30, 2011 included in the Company’s Quarterly Reports on Form 10-Q for the quarters then ended should be restated to correct errors relating to an incorrect application of a technical rule that prohibits the recognition of a tax benefit associated with net operating loss carryforwards (“NOLs”) relating to stock option exercises that took place between 2003-2005 (the “Restatement”).  Accordingly, the Company’s financial statements contained in the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2011 and September 30, 2011 and related earnings releases should no longer be relied upon.  In addition, the Company’s earnings release dated March 13, 2012, related to the year ended December 31, 2011, should no longer be relied upon.

The Company believes that the Restatement does not reflect any economic impact on the Company, any trends in the Company’s business or any current or prospective impact on the Company’s results of operations. Although the error impacted previously reported amounts of net income and earnings per share for the periods identified, it had no effect on the previously reported amount of revenue, operating income or cash flows from operations. The Restatement does not impact the Company’s cash balances or the timing of its future ability to use the affected NOLs.

The adjustments involve the reversal of the incorrect application by the Company of NOLs resulting from stock option exercises between 2003-2005 prior to the implementation of Statement of Financial Accounting Standards 123(Revised) in 2006. These stock compensation related NOLs are still valid and can be used to offset future income taxes, but since the stock compensation benefit is subject to specific technical rules, the benefit will be recognized in the period in which it is realized and not in advance, while other deferred tax assets are typically booked on the “more likely than not” criteria in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 740.  Additionally, when utilized at a later date, these NOLs will not reduce income tax expense, but will act as an addition to additional paid in capital.

The adjustments result in an increase of approximately $3.9 million of income tax expense in the Company’s unaudited income statement and a decrease of $3.9 million of deferred tax assets on the Company’s unaudited balance sheet, each within the Company’s second quarter 2011 financial statements. Of the $3.9 million, $2.0 million is related to discontinued operations with the remaining $1.9 million adjusting continuing operations. Further, the Company’s 2011 unaudited full year net income as reported in the March 13, 2012 earnings release will be reduced by $3.6 million, of which $1.1 million relates to discontinued operations and the remaining $2.5 million adjusting continuing operations. This will lower unaudited basic and diluted earnings per share from $3.21, as originally reported in the March 13, 2012 earnings release, to $2.88 per share.

The Company intends to correct its financial statements for the quarters ended June 30, 2011 and September 30, 2011 in amended Quarterly Reports on Form 10-Q/A to be filed shortly.  The Company expects all amendments and restatements to the affected financial statements to be non-cash in nature.

Management has evaluated the effect of the facts leading to the restatement of the affected financial statements on its prior conclusions of the adequacy of internal controls over financial reporting and disclosure controls and procedures and has concluded that a material weakness exists in the area of accounting for income taxes.  In addition, solely as a result of the material weakness the Company believes that its disclosure controls and procedures were not effective as of June 30, September 30 or December 31, 2011.  Accordingly, remediation is currently underway to address this deficiency.

The Company has issued a press release regarding these matters, which is attached as Exhibit 99.1 hereto.

Item 9.01       Financial Statement and Exhibits

(d)           Exhibits

Exhibit Number	Description

99.1	Press Release dated March 30, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 30, 2012

Evolving Systems, Inc.

	By:	/s/ DANIEL J. MOORHEAD
Daniel J. Moorhead
Vice President, Finance & Administration

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated March 30, 2012.